EXHIBIT 99.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND
SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
STATEMENTS

     The following unaudited pro forma consolidated condensed financial statements have been prepared to illustrate the effects of the arrangement on the historical statements of operations and financial position of LabCorp and Dynacare. The historical financial statements of LabCorp and Dynacare, as well as the unaudited pro forma consolidated condensed financial statements, have been prepared using U.S. GAAP. For purposes of these unaudited pro forma consolidated condensed financial statements, we have assumed that (1) all vested Dynacare options are exercised, (2) approximately $230.5 million of cash (net of proceeds of approximately $11.9 million from the exercise of vested Dynacare options) is paid to Dynacare shareholders in the arrangement and (3) the remaining portion of the purchase price is paid through the issuance of approximately 4.9 million shares of LabCorp common stock. Approximately 4.5 million of these shares were issued for the Dynacare shares outstanding at the date of the transaction's close, and were valued at approximately $230.5 million, or $51.12 per share, based on the average closing stock price of LabCorp shares for the two trading days before and after May 8, 2002, the date the merger agreement was signed. Approximately
0.4 million shares of LabCorp common stock were issued to the holders of vested Dynacare options. These shares were valued at approximately $15.1 million, or $37.90 per share, based upon the closing stock price of LabCorp shares on July 24, 2002 (the day before closing).

     The unaudited pro forma consolidated balance sheet as of March 31, 2002 gives effect to the arrangement, the repayment of substantially all of Dynacare's existing outstanding debt, the borrowings anticipated by LabCorp to affect the arrangement and Dynacare's termination of its joint ventures in Schenectady, New York and Pittsburgh, Pennsylvania, as if each had occurred on March 31, 2002. The unaudited pro forma consolidated condensed statements of operations assume that the arrangement, the repayment of substantially all of Dynacare's existing outstanding debt, the borrowings anticipated by LabCorp to effect the arrangement and Dynacare's termination of its joint ventures in Schenectady, New York and Pittsburgh, Pennsylvania, were effected on January 1, 2001. LabCorp's cost to acquire Dynacare will be allocated to the respective assets and liabilities acquired based on their estimated fair values upon completion of the arrangement. The final allocation of cost is not known at this time and may be different from the amounts reflected in the accompanying unaudited pro forma consolidated condensed financial statements.

     The estimated costs associated with severance and other related activities for 2002, 2003 and 2004, including the elimination of duplicate facilities and excess capacity, operational realignment and related workforce reductions are not included in the unaudited pro forma consolidated condensed financial statements. To the extent that the costs relate to actions that impact employee and other related activities of Dynacare, such costs will be accounted for as a cost of the arrangement. To the extent that the costs relate to actions that impact LabCorp's employee and other related activities, such costs will be accounted for as a charge to earnings in the periods that the integration plans are approved and communicated. LabCorp expects to finalize and record these costs during the third or fourth quarter of 2002 after the arrangement has been completed.

     The unaudited pro forma consolidated condensed statements of operations do not include the costs of integrating Dynacare and LabCorp, nor do they include the estimated $45 million in annual synergies expected to be realized upon completion, in 2004, of the integration of the two companies.

     The pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the unaudited pro forma consolidated condensed financial statements.

     The unaudited pro forma consolidated condensed financial statements are presented for illustrative purposes only to aid you in your analysis of the impact to LabCorp of the arrangement and the related anticipated borrowings. The unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the consolidated financial position or results of operations that might have been realized had LabCorp and Dynacare been a single entity during the periods presented. In addition, the unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the future results that LabCorp will experience after the completion of the arrangement. These unaudited pro forma consolidated condensed financial statements should be read in conjunction with the annual reports on Form 10-K of LabCorp and Dynacare for the fiscal year ended
December 31, 2001 and the reports on Form 10-Q for the quarter ended March 31, 2002.

Laboratory Corporation of America Holdings and Subsidiaries
Unaudited Pro Forma Consolidated Condensed Balance Sheet
As of March 31, 2002
(Dollars in thousands)


                                Historical         Pro Forma      Pro Forma
                             LabCorp    Dynacare   Adjustments   Consolidated
                           ---------    --------   -----------   ------------
      ASSETS

Current assets:
Cash and cash equivalents   $ 244,995  $ 15,621   $(198,088)(2)(3) $   62,528
Accounts receivable, net      390,360    58,883                       449,243
Inventories                    40,084     8,621                        48,705
Prepaid expenses and other     15,642     3,795       1,185 (1)        20,622
Deferred income taxes          54,882     5,059                        59,941
                             --------    ------     -------          --------
Total current assets          745,963    91,979    (196,903)          641,039
                             --------    ------     -------          --------
Property, plant and
   equipment, net             309,539    42,845                       352,384
Intangible assets, net        968,933   105,737     436,639 (1)(4)  1,511,309
Equity investments                 --   106,893      (3,198)(1)       103,695
Other assets, net              27,879    30,365    ( 17,312)(3)(5)     40,932
                            ---------   -------     -------         ---------
                           $2,052,314  $377,819    $219,226        $2,649,359
                            =========   =======     =======         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable           $   70,048  $ 29,587    $     --        $   99,635
Accrued expenses and other    162,641    12,799          --           175,440
Bank indebtedness                  --        37         (37)(2)(5)         --
Current portion of
   long-term debt                  --     1,679      (1,679)(2)(5)         --
                             --------   -------     -------          --------
Total current liabilities     232,689    44,102      (1,716)          275,075
                           ----------   -------     -------          --------
Revolving credit facility          --        --     105,914(2)        105,914
Bridge loan                        --        --     150,000(2)        150,000
Long-term debt, less
   current portion                 --   206,228    (206,228)(1)(2)(5)      --
Zero coupon-subordinated
   notes                      505,268        --          --           505,268
Other liabilities             142,293    23,534      27,550(1)        193,377
Shareholders' equity:
     Common stock               7,127   126,490    (125,999)(1)(6)      7,618
     Additional paid-in
        Capital             1,151,942        --     250,066(1)      1,402,008
     Retained earnings
       (deficit)               77,176   (26,212)     26,212(6)         77,176
     Treasury stock            (4,429)       --          --            (4,429)
     Deferred compensation    (50,902)       --      (2,896)(1)       (53,798)
     Accumulated other
        comprehensive income   (8,850)    3,677      (3,677)(6)        (8,850)
                            ---------   -------     -------         ---------
       Total shareholders'
          Equity            1,172,064   103,955     143,706         1,419,725
                            ---------   -------     -------         ---------
                           $2,052,314  $377,819    $219,226        $2,649,359
                            =========   =======     =======         =========

Laboratory Corporation of America Holdings and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Condensed Balance Sheet

As of March 31, 2002
(Dollars in thousands, except where indicated and for per share data)


(1) The estimated acquisition costs related to the arrangement, and related allocation to fair market value of net assets acquired is as follows:

   Total Acquisition Costs
   -----------------------
   Common stock issued by LabCorp (4,906,493 shares) comprised of par value
     Common stock of $491 and additional paid-in-capital
       of $245,074                                                   $  245,565
   Net cash paid by LabCorp to Dynacare securityholders                 230,570
   Other non-cash consideration (roll-over of unvested Dynacare
       options into unvested LabCorp options)                             4,992
   Transaction costs, consisting primarily of investment banking
       and legal fees                                                    20,400
                                                                       --------
   Total acquisition costs                                            $ 501,527
                                                                       ========

   Preliminary Allocation of Acquisition Costs
   -------------------------------------------
   Net assets of Dynacare per historical balance sheet as of
       March 31, 2002                                                 $ 103,955
   Adjustments to net assets of Dynacare:
     Record termination costs related to equity in joint ventures        (5,400)
     Record disposition of investment in joint ventures                  (3,198)
     Record net receivables from joint venture partners                   1,185
     Eliminate historical Dynacare intangibles                         (105,737)
                                                                       --------
     Adjusted historical net assets of Dynacare                          (9,195)
   Adjustments to record net assets acquired, based on estimates of fair values:
     Intangible assets, including goodwill                              542,376
     Deferred stock compensation-unvested stock options                   2,896
     Long-term debt                                                      (7,000)
     Other liabilities, primarily net deferred tax liabilities          (27,550)
                                                                       --------
   Total acquisition costs                                            $ 501,527
                                                                       ========

(2)To record financing of the proposed arrangement by LabCorp as follows:
     Reduction of LabCorp cash on hand                                $ 200,000
     Borrowings under LabCorp's revolving credit arrangements           105,914
     Borrowings under LabCorp's bridge financing arrangement            150,000
     Issuance of 4,906,493 shares of LabCorp common stock
        valued at $51.12 per share                                      250,820
                                                                       --------
                                                                      $ 706,734
                                                                       ========

Of the total amount shown above, $476,135 represents LabCorp's purchase of Dynacare's outstanding common shares and vested Dynacare options (comprised of cash paid to Dynacare securityholders of $230,570, net of proceeds of approximately $11,860 from exercise of Dynacare stock options, and issuance of LabCorp common stock valued at $245,565). In addition, approximately $214,944 will be used to repay all of Dynacare's outstanding bank and long-term debt, including a call premium of approximately $7,000 relating to Dynacare's $195 million Senior Notes. Transaction costs (primarily banking and legal fees) are estimated at $20,400.

Both sources of bank financing for the transaction will bear interest rates calculated quarterly on LIBOR plus 75 basis points. A 0.125% change in LIBOR would produce a $187 change in annual net earnings.

(3)Adjustments to cash include assumed a cash payment by LabCorp of $200,000 combined with the following increases (decreases) to Dynacare cash from transactions anticipated as a result of the arrangement:
        Proceeds from cancellation of Dynacare's interest rate and
          cross currency swap agreements                             $  17,312
        Net payments to terminate Dynacare's joint ventures             (5,400)
        Payment of Dynacare's transaction costs                        (10,000)
                                                                       -------
                                                                     $   1,912
                                                                      ========

(4)To eliminate historical Dynacare intangibles of $105,737 and setup estimated intangibles relating to the arrangement as follows:

        Identifiable intangibles (predominantly customer lists)      $ 154,000
        Goodwill and other intangibles with indefinite useful lives    388,376
                                                                      --------
                                                                     $ 542,376
                                                                      ========

The identifiable intangibles have an assumed life of 15 years in the accompanying unaudited pro forma consolidated condensed statements of operations. It is LabCorp's intention to obtain detailed valuation studies of the net assets acquired once the arrangement is completed. Accordingly, the final allocation of cost and the related useful lives may be different from the estimated amounts presented above. A portion of the estimated increase in intangible assets will be allocated to equity investments upon completion of the valuations.

(5)To eliminate historical Dynacare bank and long-term debt of $207,944, which is assumed to be repaid at the closing of the transaction, along with the cancellation of Dynacare's interest rate and cross currency swap agreements of $17,312 relating to its $195 million 10.75% Senior Notes.

(6)To eliminate historical Dynacare shareholders' equity amounts as follows:

        Common stock                                                  $ 126,490
        Retained deficit                                                (26,212)
        Accumulated other comprehensive income                            3,677
                                                                        -------
                                                                      $ 103,955
                                                                       ========

Laboratory Corporation of America Holdings

Unaudited Pro Forma Consolidated Condensed Statement of Operations

For the Three Months Ended March 31, 2002
(Dollars in thousands except for share and per share data)

                                 Historical         Pro Forma      Pro Forma
                             LabCorp    Dynacare   Adjustments   Consolidated
                           ---------    --------   -----------   ------------
Net sales                  $ 590,058    $ 70,681   $   (184) (a)  $ 660,555
Cost of sales                331,617      44,904         --         376,521
                            --------     -------    --------       --------
   Gross profit              258,441      25,777       (184)        284,034
Selling, general and
  administrative expenses    136,934      24,248        243 (b)     161,425
Amortization of intangibles
  and other assets             5,106         165      2,402 (c)       7,673
                            --------      ------     -------       --------
   Operating income          116,401       1,364     (2,829)        114,936

Earnings from equity
  investments                     --       9,792         80 (a)       9,872
Interest expense              (4,211)     (4,281)     2,502 (d)      (5,990)
Other income                     220          --         --             220
                             -------      ------     ------        --------
   Earnings before
     income taxes            112,410       6,875       (247)        119,038
Provision for income tax
  expense                    (46,650)     (2,556)      (195) (e)    (49,401)
                             -------      ------     ------         -------
   Net earnings             $ 65,760     $ 4,319    $  (442)       $ 69,637
                             =======      ======     ======         =======
Basic earnings per
  common share              $   0.47                               $   0.48
                             =======                                =======
Diluted earnings per
  common share              $   0.46                               $   0.47
                             =======                                =======

Weighted average common shares outstanding
  Basic                   139,913,568               4,906,493 (f)   144,820,061
                          -----------               ---------       -----------
  Diluted                 142,181,170               5,161,773 (f)   147,342,943
                          -----------               ---------       -----------

Notes to Pro Forma Consolidated Condensed Statement of Operations

(a) To eliminate management fees of $184 and loss from equity investments of $80 related to the termination of Dynacare's joint ventures.

(b) To record amortization of deferred compensation expense of $243 relating to stock options of LabCorp issued to holders of unvested Dynacare options.

(c) To eliminate historical Dynacare intangibles amortization of $165 and to record estimated intangibles amortization of $2,567 resulting from the arrangement. The estimated amounts may change as the final purchase price allocation and related useful lives of the assets acquired are subject to completion of valuations.

(d) To eliminate historical Dynacare interest expense of $4,281 and record estimated interest expense of $1,779 on the debt incurred by LabCorp to finance the arrangement.

(e) To adjust the provision for income taxes to LabCorp's statutory rate, adjusted for the impact of Canadian taxes.

(f) To record 4,906,493 shares of LabCorp common stock issued in conjunction with the arrangement and to record a net 255,280 share increase in the weighted-average number of diluted shares outstanding relating to LabCorp stock options issued to holders of unvested Dynacare options.

Laboratory Corporation of America Holdings

Unaudited Pro Forma Consolidated Condensed Statement of Operations

For the Year Ended December 31, 2001
(Dollars in thousands, except for share and per share data)

                                Historical         Pro Forma      Pro Forma
                             LabCorp    Dynacare   Adjustments   Consolidated
                           ---------    --------   -----------   ------------
Net sales                 $2,199,819   $ 237,929    $  (300) (a)  $2,437,448
Cost of sales              1,274,141     151,183         --        1,425,324
                           ---------    --------     ------        ---------
   Gross profit              925,678      86,746       (300)       1,012,124
Selling, general and
  administrative expenses    516,542      80,658      1,433 (b)      598,633
Amortization of intangibles
  and other assets            41,503       2,645      7,622 (c)       51,770
                           ---------    --------     ------        ---------
   Operating income          367,633       3,443     (9,355)         361,721
                           ---------    --------     ------        ---------
Earnings from equity
  investments                     --      30,676     (1,016) (a)      29,660
Termination of interest
  rate swap agreement         (8,892)         --         --           (8,892)
Interest expense             (26,977)    (19,920)     8,130 (d)      (38,767)
Other income                     563          --         --              563
                           ---------     -------     ------        ---------
   Earnings before income
    taxes and
    extraordinary loss       332,327      14,199     (2,241)         344,285
Provision for income
    tax expense             (149,545)      3,055     (8,018) (e)    (154,508)
                           ---------     -------    -------         --------
   Net earnings before
    extraordinary loss    $  182,782    $ 17,254   $(10,259)       $ 189,777
                           =========     =======    =======         ========
Basic earnings per
  common share before
  extraordinary loss      $     1.31                               $    1.32
                           =========                                ========
Diluted earnings per
  common share before
  extraordinary loss      $     1.29                               $    1.30
                           =========                                ========
Weighted average common
  Shares outstanding
  Basic                  138,837,750               4,906,493 (f)  143,744,243
                         -----------               ---------      -----------
  Diluted                141,077,442               5,091,055 (f)  146,168,497
                         -----------               ---------      -----------

Notes to Pro Forma Consolidated Condensed Statement of Operations

(a) To eliminate management fees of $300 and earnings from equity investments of $1,016 related to the termination of Dynacare's joint ventures.

(b) To record amortization of deferred compensation expense of $1,433 relating to stock options of LabCorp issued to holders of unvested Dynacare options.

(c) To eliminate historical Dynacare intangibles amortization of $2,645 and to record estimated intangibles amortization of $10,267 resulting from the arrangement. The estimated amounts may change as the final purchase price allocation and related useful lives of the assets acquired are subject to completion of valuations.

(d) To eliminate historical Dynacare interest expense of $19,920 and record estimated interest expense of $11,790 for LabCorp incremental debt as part of the financing of the arrangement.

(e) To adjust the provision for income taxes to LabCorp's statutory rate, adjusted for the impact of Canadian taxes.

(f) To record 4,906,493 shares of LabCorp common stock issued in conjunction with the arrangement and to record a net 184,562 share increase in the weighted-average number of diluted shares outstanding relating to LabCorp stock options issued to holders of unvested Dynacare options.